Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release
215.299.6000
For Release: Immediate	fmc.com

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor contact: Curt Brooks +1.215.299.5899
Curt.Brooks@fmc.com

FMC Corporation sets 2026 priorities and announces exploration of strategic options including but not limited to the sale of the company
Company reports 2025 fourth quarter and full year results, provides 2026 outlook
•The organization continues to focus on its 2026 operational priorities, including strengthening the balance sheet, improving the competitiveness of its core portfolio, managing its post-patent Rynaxypyr® active strategy and supporting growth of new active ingredients.
•The FMC Board of Directors has authorized the exploration of strategic options, including but not limited to, the sale of the company to unlock shareholder value and ensure its growth and core portfolios are best positioned for long-term success.
PHILADELPHIA, February 4, 2026 – FMC Corporation (NYSE:FMC) today announced its 2026 priorities and the authorization by the Board to explore strategic options. The company also reported fourth quarter and full year 2025 results and provided its 2026 outlook.
FMC is focused on executing its 2026 operational priorities, one of which is strengthening the balance sheet by paying down $1 billion in debt through asset sales and licensing agreements. This includes the previously announced sale of the India commercial business. Further priorities focus on improving the competitiveness of the company's legacy core portfolio and managing the post-patent transition for Rynaxypyr® active. FMC will also continue advancing commercialization of new active ingredients, including Isoflex® active, fluindapyr, Dodhylex® active and rimisoxafen.
In addition, the company will explore strategic options. FMC's four new active ingredients, along with its broader development pipeline, are unique and transformative. The company believes there is significant opportunity to enhance shareholder value by accelerating growth and delivering enhanced financial results with additional investment in these technologies.

"Our focus in 2026 is on executing our operational priorities, which include strengthening the balance sheet and improving the overall competitiveness of our portfolio," said Pierre Brondeau, chairman, chief executive officer and president. "In parallel, the Board has authorized the exploration of strategic options to maximize shareholder value and to help ensure our valuable assets and pipeline are positioned for long-term success."
The strategic review is at a preliminary stage. There can be no assurance that the process will result in any transaction. The company does not intend to comment further at this time, except as it may do so in the ordinary course in connection with its upcoming earnings call, or if it determines that further disclosure is appropriate or necessary.
Full Year 2026 Outlook1
Full year 2026 revenue guidance1 is $3.60 billion to $3.80 billion, a decline of 5 percent at the midpoint versus prior year.1 Price is expected to be lower by mid-single digits mainly due to Rynaxypyr®, which is consistent with the company’s post-patent strategy. Excluding India, volume is expected to be up modestly as increases in branded Rynaxypyr® and new active ingredients are largely offset by reduced diamide partner orders and declines in its legacy core portfolio. India represents a 2 percent headwind.1 FX is expected to be in line with prior year. Sales of new active ingredients are expected to be between $300 million and $400 million, representing growth of over 75 percent at the midpoint versus prior year.
Adjusted EBITDA is expected to be $670 million to $730 million, a decline of 17 percent versus prior year mainly due to lower price. Costs are expected to be favorable as lower manufacturing costs more than offset approximately $20 million of additional tariff charges and SG&A. FX is expected to be a headwind. Adjusted EPS is expected to be $1.63 to $1.89, a decrease of 41 percent versus prior year primarily due to lower Adjusted EBITDA and, to a lesser extent, increased interest expense. Free cash flow is expected to be negative $65 million to $65 million dollars.
First Quarter 2026 Outlook1
First quarter revenue guidance1 is between $725 million and $775 million, a decline of 5 percent at the midpoint versus prior year driven by a mid-single digit price headwind. Volume is expected to be up slightly with modest growth in most regions, more than offset by the removal of India.1 FX is expected to provide a low-single digit tailwind.

Adjusted EBITDA is expected to be between $45 million and $55 million, a 58 percent decrease versus prior year. The lower result is driven by pricing as well as headwinds unique to the first quarter. While manufacturing costs are expected to be a full year tailwind, they are a headwind in Q1. Further, tariffs represent a full year $20 million headwind, nearly all of which is expected to be realized in the first quarter. These two factors, coupled with lower sales in the quarter, result in an abnormally low EBITDA margin. EBITDA margins in subsequent quarters are expected to return to more historical levels from higher sales and favorable costs. Adjusted EPS is expected to be negative $0.44 to negative $0.32 representing a midpoint decrease of $0.56 versus prior year driven by lower EBITDA and higher interest expense.

	Full Year 2026 Outlook[1]	Q1 2026 Outlook[1]
Revenue excluding India	$3.60 billion to $3.80 billion	$725 million to $775million
Growth at midpoint vs. 2025*	-5%	-5%
Adjusted EBITDA	$670 million to $730 million	$45 million to $55 million
Growth at midpoint vs. 2025*	-17%	-58%
Adjusted EPS^	$1.63 to $1.89	$(0.44) to $(0.32)
Growth at midpoint vs. 2025*	$(1.20)	$(0.56)
^Adjusted EPS estimates assume 125.7 million diluted shares for full year and 125.7 million diluted shares for Q1.
*Percentages are calculated using whole numbers. Minor differences may exist due to rounding. India excluded from 2026 guidance and H2 2025 actuals. Variances are calculated versus 2025 results, which include India in the first half of the year.
Fourth Quarter and Full Year 2025 Results
FMC reported fourth quarter 2025 revenue of $1.08 billion, a decline of 12 percent versus fourth quarter 2024. Fourth quarter revenue excluding India was $1.09 billion, 11 percent lower than prior year, which included India, and down 13 percent organically.2
Fourth quarter revenue was driven by a 6 percent price decline mainly in Rynaxypyr®. Elevated competition for core products, particularly in Latin America, led to less volume growth than anticipated with overall volume declining 1 percent. In advance of the expected sale of India’s commercial business, sales to India were immaterial and represented a 6 percent headwind. FX was a 2 percent tailwind.

FMC Revenue	Q4 2025	Full Year 2025
Total Revenue Change (GAAP)	(12)%	(18%)
Total Revenue Change (ex-India) (Non-GAAP)	(11)%	(8%)
Less: 2024 revenue for India held for sale business	6%	3%
Like-for-Like Revenue Change (Non-GAAP)	(5)%	(5)%
Consolidated GAAP net loss was $1.72 billion, a decline of $1.70 billion versus Q4 2024, driven primarily by a non-cash goodwill impairment triggered by the decline in our stock price. On a GAAP basis, the company reported a loss of $13.74 per diluted share in the fourth quarter, a decline of $13.61 versus fourth quarter 2024, due primarily to the goodwill impairment. Adjusted earnings were $1.20 per diluted share, a decrease of 33 percent versus fourth quarter 2024.
Fourth quarter Adjusted EBITDA of $280 million was 17 percent lower than prior-year period which included India. Excluding India,1 Adjusted EBITDA was down 8 percent as lower price and lower volumes were partially offset by favorable costs and an FX tailwind. The company maintained a healthy EBITDA margin of 26 percent.
For the full year, FMC reported revenue of $3.47 billion, a decrease of 18 percent compared to 2024. Revenue excluding second half India sales was $3.89 billion, down 8 percent versus 2024.1 Lower sales were driven by a 6 percent price decline, nearly half of which was due to adjustments for certain diamide partners on “cost-plus” contracts. The remaining price decline was due to competitive pressure on core portfolio products and price reductions for branded Rynaxypyr®. Volume improved 1 percent driven by increased demand for new active ingredients and expanded market access in Brazil. Sales of the new active ingredients fluindapyr, Isoflex® and Dodhylex® reached approximately $200 million. While sales grew 54 percent in 2025, it was below company expectations of $250 million mainly due to impacts from the timing of receiving registration for Isoflex® in Great Britain. FX was essentially flat to prior year.
On a GAAP basis, the company reported a full-year net loss of $2.24 billion, down $2.58 billion versus the previous year driven by the goodwill impairment and charges and adjustments recorded in connection with India “held for sale” business. Consolidated loss of $17.88 per diluted share represents a year-over-year decrease of $20.60. Full-year Adjusted Earnings were $2.96 per diluted share, a decrease of 15 percent compared to 2024 due to lower Adjusted EBITDA, higher interest costs and a higher tax rate.

Full year Adjusted EBITDA of $843 million was down 7 percent versus prior year. Favorable cost of goods sold and growth of new active ingredients were more than offset by price declines, the removal of India beginning in H2 2025 and an FX headwind.
On a GAAP basis, cash flow from operations was negative $6 million, a decrease of $743 million versus 2024, primarily due to working capital impacts including less inventory drawdown than prior year as well as lower earnings. Free cash flow in 2025 was negative $165 million, a decrease of $779 million versus 2024, mainly due to lower cash from operations.

FMC Regional Revenue*	Q4 2025	Q4 2024	Full Year 2025	Full Year 2024
North America	$350.5	$340.0	$1,102.2	$1,173.4
Latin America	$371.1	$390.2	$1,351.4	$1,389.5
EMEA	$183.8	$187.5	$871.5	$834.8
Asia (excluding India)[1]	$180.7	$306.6	$564.2	$848.4
India[1]	$(2.8)	—	$(421.9)	—
Total Revenue (GAAP)	$1,083.3	$1,224.3	$3,467.4	$4,246.1

Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow's earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo, and Dodhylex, Isoflex and Rynaxypyr are trademarks of FMC Corporation or an affiliate.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations, reports or letters to FMC stockholders.

In some cases, FMC has identified these forward-looking statements by such words or phrases as "outlook", "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 (the "2024 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2024 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.

We specifically decline to undertake any obligation, and specifically disclaim any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow, organic revenue growth and revenue excluding India. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.     Although we provide forecasts for adjusted earnings per share, adjusted EBITDA, and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, our India held for sale business, and discontinued operations. As a result, no GAAP outlook is provided. Starting with the third quarter 2025 guidance, we provide forecasts for revenue excluding India (non-GAAP financial measure). We are not able to forecast the GAAP revenue due to potential actions we may take during the held for sale period to prepare the business for a potential buyer and other uncertainties, including customer reaction to the announcement of our intention to sell our India commercial business. In H2 2025, revenue, Adjusted EBITDA and Adjusted EPS outlooks provided exclude India results and variances are calculated versus 2024 results, which include India. 2026 guidance excludes contributions from the India commercial business and variances are calculated versus 2025 results, which exclude H2 2025 India results.

2.     Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes and the India held for sale business.
3.     In certain instances, parts included in the variance explanations in the discussion may not sum to the total variance for the financial statement line item due to rounding.
# # #

FMC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Revenue	$1,083.3	$1,224.3	$3,467.4	$4,246.1
Costs of sales and services	652.2	699.6	2,184.4	2,597.2
Gross margin	$431.1	$524.7	$1,283.0	$1,648.9
Selling, general and administrative expenses	$168.7	$156.7	$684.9	$644.6
Research and development expenses	67.7	72.2	266.1	278.0
Restructuring and other charges (income)	1,611.3	61.2	1,960.3	219.8
Total costs and expenses	$2,499.9	$989.7	$5,095.7	$3,739.6
Income (loss) from continuing operations before non-operating pension, postretirement, and other charges (income), interest expense, net and income taxes	$(1,416.6)	$234.6	$(1,628.3)	$506.5
Non-operating pension, postretirement, and other charges (income)	3.3	5.3	18.7	18.2
Interest expense, net	64.4	51.8	239.6	235.8
Income (loss) from continuing operations before income taxes	$(1,484.3)	$177.5	$(1,886.6)	$252.5
Provision (benefit) for income taxes	204.1	148.0	314.2	(150.9)
Income (loss) from continuing operations	$(1,688.4)	$29.5	$(2,200.8)	$403.4
Discontinued operations, net of income taxes	(32.6)	(45.6)	(36.6)	(61.8)
Net income (loss)	$(1,721.0)	$(16.1)	$(2,237.4)	$341.6
Less: Net income (loss) attributable to noncontrolling interests	(0.2)	0.2	1.5	0.5
Net income (loss) attributable to FMC stockholders	$(1,720.8)	$(16.3)	$(2,238.9)	$341.1
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$(1,688.2)	$29.3	$(2,202.3)	$402.9
Discontinued operations, net of tax	(32.6)	(45.6)	(36.6)	(61.8)
Net income (loss)	$(1,720.8)	$(16.3)	$(2,238.9)	$341.1
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(13.48)	$0.23	$(17.59)	$3.22
Discontinued operations	(0.26)	(0.36)	(0.29)	(0.49)
Basic earnings per common share	$(13.74)	$(0.13)	$(17.88)	$2.73
Average number of shares outstanding used in basic earnings per share computations	125.2	125.0	125.2	125.0
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(13.48)	$0.23	$(17.59)	$3.21
Discontinued operations	(0.26)	(0.36)	(0.29)	(0.49)
Diluted earnings per common share	$(13.74)	$(0.13)	$(17.88)	$2.72
Average number of shares outstanding used in diluted earnings per share computations	125.2	125.5	125.2	125.4

Other Data:
Capital additions and other investing activities	$13.6	$20.1	$85.1	$71.6
Depreciation and amortization expense	43.1	43.1	173.6	176.3

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net income (loss) attributable to FMC stockholders (GAAP)	$(1,720.8)	$(16.3)	$(2,238.9)	$341.1
Corporate special charges (income):
Restructuring and other charges (income) (a)	1,641.8	61.2	1,775.7	219.8
Non-operating pension, postretirement, and other charges (income) (b)	3.3	5.3	18.7	18.2
India held for sale business (c)	12.1	—	521.7	—
Income tax expense (benefit) on Corporate special charges (income) (d)	(130.5)	(8.7)	(158.1)	(37.1)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	32.6	45.6	36.6	61.8
Tax adjustment (f)	312.0	137.5	416.3	(167.5)
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (non-GAAP) (1)	$150.5	$224.6	$372.0	$436.3

Diluted earnings per common share (GAAP)	$(13.74)	$(0.13)	$(17.88)	$2.72
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	13.11	0.49	14.18	1.75
Non-operating pension, postretirement, and other charges (income)	0.03	0.04	0.15	0.15
India held for sale business	0.10	—	4.16	—
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(1.04)	(0.07)	(1.26)	(0.30)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.26	0.36	0.29	0.49
Tax adjustments per diluted share	2.48	1.10	3.32	(1.33)
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (non-GAAP)	$1.20	$1.79	$2.96	$3.48

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	125.6	125.5	125.6	125.4
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a non-GAAP financial measure, and its presentation on a per share basis, provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, the India held for sale business, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.
(2)The average number of shares outstanding used in the three and twelve months ended December 31, 2025 diluted adjusted after-tax earnings from continuing operations per share computation (non-GAAP) includes 0.3 million and 0.4 million diluted shares, respectively. This number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders during each of the three and twelve months ended December 31, 2025. Per share amounts may differ due to the average number of outstanding shares used in the calculation.

(a)Three Months Ended December 31, 2025:
As a result of the recent significant decrease in our stock price, we performed a test of our goodwill and other intangible assets for impairment in connection with the preparation of our financial statements, which resulted in a $1,356.2 million write-off of our entire goodwill balance during the three months ended December 31, 2025. Restructuring and other charges (income) also include restructuring charges of $200.1 million primarily related to management's recently announced comprehensive plan to further optimize FMC’s cost structure and organizational operations, referred to as "Project Foundation." The charges of $172.0 million for Project Foundation incurred during the three months ended December 31, 2025 include non-cash asset write-off and accelerated depreciation costs of $155.7 million primarily associated with the planned exit of certain production activities, professional service provider costs and other miscellaneous charges of $14.5 million, and severance and employee separation costs of $1.8 million. During the three months ended December 31, 2025, we also recorded Project Focus-related costs of $27.9 million, including $9.2 million of severance and employee separation costs, $8.2 million of professional service provider costs and other miscellaneous charges, and $10.5 million of write-offs on assets identified for disposal and other asset impairment charges, which includes costs of $5.0 million incurred in connection with the shutdown of a product line at one of our manufacturing locations recorded to "Cost of Sales and services" on the consolidated statements of income (loss). In the reconciliation above, these costs are included in the restructuring and other charges line. In addition to the goodwill write-off, other charges (income) are comprised of $83.6 million of charges associated with our environmental sites and other charges of $1.9 million.
Three Months Ended December 31, 2024:
Restructuring and other charges (income) include restructuring charges of $169.8 million primarily related to Project Focus. In connection with the evaluation of our supply chain footprint as part of Project Focus, we incurred contract abandonment charges of $132.1 million during the fourth quarter of 2024. Charges incurred related to Project Focus also consist of $11.3 million of severance and employee separation costs, $6.9 million of professional service provider costs and other miscellaneous charges, $13.2 million of asset impairment charges, and accelerated depreciation of $6.1 million on assets identified for disposal in connection with the restructuring initiative. Other charges (income) of $(108.6) million include a $180.3 million gain, net of fourth quarter incurred transaction costs, from the sale of Global Specialty Solutions ("GSS") business, which was completed on November 1, 2024. The gain from the GSS sale was partially offset by $60.9 million of charges associated with our environmental sites and $10.8 million of other miscellaneous charges.
Twelve Months Ended December 31, 2025:
As a result of the recent significant decrease in our stock price, we performed a test of our goodwill and other intangible assets for impairment in connection with the preparation of our financial statements, which resulted in a $1,356.2 million write-off of our entire goodwill balance during the fourth quarter. Restructuring and other charges (income) also include restructuring charges of $288.8 million related to Project Foundation as well as Project Focus. The charges of $172.0 million for Project Foundation incurred during the twelve months ended December 31, 2025 include non-cash asset write-off and accelerated depreciation costs of $155.7 million primarily associated with the planned exit of certain production activities, professional service provider costs and other miscellaneous charges of $14.5 million, and severance and employee separation costs of $1.8 million. During the year ended December 31, 2025, we recorded Project Focus-related costs of $116.4 million, including $25.4 million of severance and employee separation costs and $27.8 million of professional service provider costs and other miscellaneous charges. As part of Project Focus, we also incurred $63.2 million of write-offs on assets identified for disposal and other asset impairment charges, which includes $27.0 million of abandonment charges and $17.3 million of other charges, primarily consisting of stranded raw materials related charges, incurred in connection with the shutdown of a product line at one of our manufacturing locations. The costs of $17.3 million were recorded to "Cost of Sales and services" on the consolidated statements of income (loss) and are included in the restructuring and other charges line in the reconciliation above. In addition to the goodwill write-off, other charges (income) are comprised of $99.4 million of charges associated with our environmental sites, a charge of $11.9 million due to changes in our estimate for Furadan disposal costs at our Middleport site, losses of $7.7 million related to the devaluation of the Argentine peso driven by government actions, and $11.7 million of other miscellaneous charges.
Twelve Months Ended December 31, 2024:
Restructuring and other charges (income) include restructuring charges of $303.0 million primarily related to Project Focus. We incurred $132.1 million of contract abandonment charges as a result of the continued evaluation of our supply chain footprint and $53.3 million of non-cash asset write-off charges resulting from the contract termination with one of our third-party manufacturers. Charges incurred in connection with Project Focus also consist of $55.8 million of severance and employee separation costs, including costs associated with the CEO transition, $31.0 million of professional service provider costs and other miscellaneous charges, accelerated depreciation of $20.5 million on assets identified for disposal in connection with the restructuring initiative and $13.2 million of asset impairment charges. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of (83.2) million are comprised of a gain, net of full year incurred transaction costs, of $174.4 million from the sale of our GSS business. The gain from the GSS sale was partially offset by $74.7 million of charges associated with our environmental sites and $16.5 million of other miscellaneous charges.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance, and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)As announced previously, the Board of Directors approved a plan in July 2025 to divest from the Company’s commercial business in India in response to ongoing commercial challenges in the country. The sale process is underway and is expected to conclude during 2026; and, therefore, the assets related to this business are classified as held for sale beginning in the third quarter of 2025. The business does not qualify for recognition as discontinued operations and will continue to be presented in the Company’s reported GAAP results until a transaction is completed. For non-GAAP purposes, we excluded the impact of various activities associated with the anticipated sale from our operating results. Refer to the table below for the adjustments related to the India held for sale business for the three and twelve months ended December 31, 2025.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Affected Line Item in the Consolidated Statements of Income (Loss)
(in Millions)	2025	2024	2025	2024
Operating results, substantially one-time commercial actions	$37.6	$—	$319.8	$—	Revenue, Cost of sales and services, and Selling, general and administrative expenses
Asset impairment	(32.0)	—	194.8	—	Restructuring and other charges (income)
Third party provider costs	6.5	—	7.1	—	Restructuring and other charges (income)
India held for sale business	$12.1	$—	$521.7	$—
Beginning with the third quarter of 2025, we excluded the operating results of the India commercial business during the held for sale period for non-GAAP purposes. In preparation for the sale, we took a series of target actions to optimize the business for transfer and reflect its fair value.
Total adjustment - approximately $522 million
The assets associated with the India commercial business held a carrying value of approximately $960 million at June 30, 2025. We evaluated the fair value of the assets associated with the business and the estimated fair value less costs to sell was determined to be $450 million. Accordingly, we recorded $522 million of charges and write-downs in 2025 as a result of one-time commercial actions to prepare the business for sale and an asset impairment charge in accordance with the held-for-sale accounting standards. This adjustment was reflected across multiple income statement line items.
•Operating results, substantially pre-sale commercial adjustments ($320 million): These one-time actions commenced during the period included product returns and pricing changes designed to (1) accelerate receivables collection, (2) optimize the working capital mix of receivables and inventory, and (3) address contemporaneous changes in local indirect taxation. These adjustments impacted both the Revenue and Cost of sales and services line items on the consolidated statement of income (loss), resulting in revenue charges for the India business in 2025. These actions were taken in both collaboration with and in anticipation of customer behavior stemming from known indirect tax implications and broader market dynamics. These steps will help mitigate collection and local tax risks and position the business for a stronger sale outcome. The $320 million is made up of revenue charges of $422 million, a credit to cost of sales of $128 million and selling, general and administrative charges of $26 million.
•Asset impairment ($195 million): Following the commercial adjustments, we evaluated the remaining carrying value of the net assets associated with the business. The difference between the adjusted carrying value and the estimated fair value, less costs to sale, was recorded as a formal impairment, reflected within the Restructuring and Other Charges line item on the consolidated statement of income (loss).
Balance sheet impact - The combination of commercial adjustments and impairment resulted in a write-down of the assets identified as held for sale to $450 million, as presented on the consolidated balance sheet as of December 31, 2025.
(d)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)Discontinued operations for all periods presented includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. Discontinued operations for the twelve months ended December 31, 2024 includes cash proceeds, net of fees of $18.0 million received as the result of insurance settlements for retained legal reserves. We recorded a $34.5 million reduction in our legal reserve in discontinued operations during the twelve months ended December 31, 2025 as a result of a decrease in outstanding cases.

(f)We exclude the GAAP tax provision, including discrete items, from the non-GAAP measure of income, and include a non-GAAP tax provision based upon the projected annual non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. In 2024 and 2023, we recorded significant deferred tax assets, net of valuation allowance, due to various tax incentives granted to the Company's Swiss subsidiaries (the "Swiss Tax Incentives"). The initial recognition of these Swiss Tax Incentives did not impact our adjusted non-GAAP effective tax rate but will be considered annually as we realize the benefits. Management believes excluding these discrete tax items, as well as the impacts of the Swiss Tax Incentives, assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Tax adjustments:
Revisions to valuation allowances of historical deferred tax assets	0.1	—	45.3	(1.6)
Net impact of Switzerland tax incentives	302.8	122.3	334.7	(153.9)
Foreign currency remeasurement and other discrete items	9.1	15.2	36.3	(12.0)
Total non-GAAP tax adjustments	$312.0	$137.5	$416.3	$(167.5)

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION,
AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Net income (loss) (GAAP)	$(1,721.0)	$(16.1)	$(2,237.4)	$341.6
Restructuring and other charges (income) (1)	1,641.8	61.2	1,775.7	219.8
Non-operating pension and postretirement charges (income)	3.3	5.3	18.7	18.2
India held for sale business (2)	12.1	—	521.7	—
Discontinued operations, net of income taxes	32.6	45.6	36.6	61.8
Interest expense, net	64.4	51.8	239.6	235.8
Depreciation and amortization	43.1	43.1	173.6	176.3
Provision (benefit) for income taxes	204.1	148.0	314.2	(150.9)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (non-GAAP) (3)	$280.4	$338.9	$842.7	$902.6
___________________
(1)The three and twelve months ended December 31, 2025 includes charges of $1,636.8 million and $1,758.4 million, respectively, shown as "Restructuring and other charges (income)" on the consolidated statements of income (loss) as well as $5.0 million and $17.3 million, respectively, recorded to "Cost of Sales and services" on the consolidated statements of income (loss). A favorable adjustment of $25.5 million and charges of $201.9 million for the three and twelve months ended December 31, 2025, respectively, are recorded to "Restructuring and other charges (income)" on the consolidated statements of income (loss). However, these amounts are presented in the India held for sale business line of the reconciliation above, as described in the reconciliation in note (c) above.
(2)Beginning with the third quarter of 2025, we excluded the operating results of the India commercial business during the held for sale period for non-GAAP purposes. For the three and twelve months ended December 31, 2025, we have excluded $12.1 million and $521.7 million of charges and write-offs in connection with the India held for sale business as a result of one-time commercial actions to prepare the business for sale and an asset impairment charge in accordance with the held-for-sale accounting standards. For further details, refer to note (c) in the reconciliation above.
(3)Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Cash provided (required) by operating activities of continuing operations (GAAP)(1)	$657.1	$427.9	$(6.2)	$736.7

Capital expenditures	$(26.0)	$(21.6)	$(96.3)	$(67.9)
Other investing activities	12.4	1.5	11.2	(3.7)
Capital additions and other investing activities	$(13.6)	$(20.1)	$(85.1)	$(71.6)

Cash provided (required) by operating activities of discontinued operations	$(20.3)	$(28.4)	$(74.0)	$(65.6)
Divestiture transaction costs (2)	—	14.0	—	14.0
Free cash flow (non-GAAP) (3)	$623.2	$393.4	$(165.3)	$613.5
___________________
(1)Includes cash payments made in connection with our Project Focus transformation program of $16.8 million and $93.8 million for the three and twelve months ended December 31, 2025, respectively. The three and twelve months ended December 31, 2024 includes Project Focus cash payments of $16.3 million and $106.2 million, respectively.
(2)Represents transactional-related costs such as legal and professional third-party fees associated with the sale of our Global Specialty Solutions ("GSS") business. Proceeds from the sale of our GSS business are excluded from free cash flow. Therefore, we have also excluded the related transaction costs from free cash flow.
(3)Free cash flow is defined as cash provided (required) by operating activities of continuing operations (GAAP) adjusted for spending for capital additions and other investing activities as well as cash provided (required) by discontinued operations and divestiture transaction costs associated with the sale of our GSS business. We believe that this non-GAAP financial measure provides a useful basis for investors and securities analysts to evaluate the cash generated by routine business operations including to assess our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE (GAAP)
TO REVENUE EXCLUDING INDIA (NON-GAAP)(2)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue (GAAP)	$1,083.3	$1,224.3	$3,467.4	4,246.1
Less: Revenue from India commercial business(1)	(2.8)	—	(421.9)	—
Revenue excluding India (non-GAAP)(2)	$1,086.1	$1,224.3	$3,889.3	$4,246.1
___________________
(1)    Beginning with the third quarter of 2025, revenue from the India commercial business is excluded from our results during the held for sale period for non-GAAP purposes. During the twelve months ended December 31, 2025, we took several one-time commercial actions to prepare the India commercial business for sale. Refer to note (c) above for further details.
(2)     Although the India held for sale business does not qualify for recognition as discontinued operations, we believe Revenue excluding India (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP)(1)
(Unaudited)

	Three Months Ended December 31, 2025 vs. 2024	Twelve Months Ended December 31, 2025 vs. 2024
Total Revenue Change (GAAP)	(12)%	(18)%
Less: Revenue for India held for sale business for the three and twelve months ended December 31, 2025	(1)%	(10)%
Revenue Excluding India Change (non-GAAP)(2)	(11)%	(8)%
Less: Foreign Currency Impact	2%	—%
Organic Revenue Change (non-GAAP)(1)	(13)%	(8)%
___________________
(1)We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates and the India held for sale business.
(2)Beginning with the third quarter of 2025, revenue from the India commercial business is excluded from our adjusted results during the held for sale period for non-GAAP purposes. Refer to note (c) above for further details on the adjustment for the India held for sale business.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
FMC STOCKHOLDERS (GAAP) TO RETURN ON INVESTED CAPITAL ("ROIC")
NUMERATOR (NON-GAAP) AND ROIC (USING NON-GAAP NUMERATOR)(1)
(Unaudited)

	Twelve Months Ended
	December 31, 2025
Net income (loss) attributable to FMC stockholders (GAAP)	$(2,238.9)
Interest expense, net, net of income taxes	208.4
Corporate special charges (income)	1,794.4
India held for sale business	521.7
Income tax expense (benefit) on Corporate special charges (income)	(158.1)
Discontinued operations attributable to FMC stockholders, net of income taxes	36.6
Tax adjustments	416.3
ROIC numerator (non-GAAP)	$580.4

	December 31, 2025	December 31, 2024
Total debt	$4,074.9	$3,365.3
Total FMC stockholders’ equity	2,071.5	4,487.5
Total debt and FMC stockholders' equity (GAAP)	$6,146.4	$7,852.8
ROIC denominator (2 yr average total debt and FMC stockholders' equity)	$6,999.6

ROIC (using Net income (loss) attributable to FMC stockholders (GAAP) as numerator)	(31.99)%
Adjusted ROIC (using non-GAAP numerator)	8.29%
___________________
(1)We believe Adjusted ROIC (non-GAAP) provides management and investors with useful supplemental information regarding our utilization of capital provided by both equity and debt as well as our working capital and free cash flow management. Additionally, vesting of certain restricted stock awards granted to officers is connected to Adjusted ROIC as a performance metric.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$584.5	$357.3
Trade receivables, net of allowance of $43.3 in 2025 and $39.4 in 2024	2,062.0	2,903.2
Inventories	1,219.6	1,201.6
Prepaid and other current assets	481.2	496.2
Assets held for sale (1)	611.7	—
Total current assets	$4,959.0	$4,958.3
Property, plant and equipment, net	707.4	849.7
Goodwill	—	1,507.0
Other intangibles, net	2,361.8	2,360.7
Deferred income taxes	1,215.6	1,523.8
Other long-term assets	443.4	453.8
Total assets	$9,687.2	$11,653.3
Short-term debt and current portion of long-term debt	$1,305.1	$337.4
Accounts payable, trade and other	771.0	768.5
Advanced payments from customers	453.1	453.8
Accrued and other liabilities	574.0	755.2
Accrued customer rebates	417.4	489.9
Guarantees of vendor financing	45.7	85.5
Accrued pensions and other postretirement benefits, current	3.3	6.4
Income taxes	24.0	122.5
Liabilities held for sale (1)	161.7	—
Total current liabilities	$3,755.3	$3,019.2
Long-term debt, less current portion	$2,769.8	$3,027.9
Long-term liabilities	1,063.2	1,097.4
Equity	2,098.9	4,508.8
Total liabilities and equity	$9,687.2	$11,653.3
___________________
(1)    As of December 31, 2025, the net assets related to the India commercial business are classified as held for sale. Refer to the table below for the impact of actions taken to position the business for sale and the estimated fair value of the related assets.

(in Millions)
Net assets as of June 30, 2025	$959.0
Less: Operating results, substantially one-time commercial actions	(319.8)
Asset impairment	(194.8)
Net transfers with parent	5.6
Net assets as of December 31, 2025	$450.0

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2025	2024
Cash provided (required) by operating activities of continuing operations	$(6.2)	$736.7

Cash provided (required) by operating activities of discontinued operations	(74.0)	(65.6)

Cash provided (required) by investing activities of continuing operations	(99.7)	263.6

Cash provided (required) by financing activities of continuing operations	386.0	(870.1)

Effect of exchange rate changes on cash	21.1	(9.7)

Increase (decrease) in cash and cash equivalents	$227.2	$54.9

Cash and cash equivalents, beginning of period	357.3	302.4

Cash and cash equivalents, end of period	$584.5	$357.3